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Exhibit 99(a)(1)(A)

OFFER TO PURCHASE FOR CASH
BY
BRT REALTY TRUST
OF
UP TO 2,500,000 SHARES OF BENEFICIAL INTEREST
AT A PURCHASE PRICE OF $6.30 PER SHARE

The Offer and Withdrawal Rights will expire at 5:00 p.m., New York City time, on Wednesday, October 20, 2010, unless extended or earlier terminated.

        BRT Realty Trust, a real estate investment trust ("REIT") organized as a business trust under the laws of the Commonwealth of Massachusetts ("we," "us," "our," "BRT" or the "Trust"), is offering to purchase (the "Offer") for cash up to 2,500,000 of the Trust's outstanding Shares of Beneficial Interest, $3.00 Par Value (the "Shares"), from the holders of the Shares (the "Shareholders"). The purchase price for the Shares that BRT is offering to purchase in the Offer is $6.30 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. The Offer and Withdrawal Rights will expire at 5:00 p.m., New York City time, on Wednesday, October 20, 2010, unless extended or earlier terminated (such time and date, as the same may be extended, the "Expiration Date").

        On the terms and subject to the conditions set forth in this offer to purchase (as it may be amended or supplemented from time to time, the "Offer to Purchase") and in the related letter of transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer Documents"), we will pay for Shares properly tendered and not properly withdrawn in the tender offer the price of $6.30 per Share (the "Purchase Price"), less any applicable withholding taxes and without interest. Only Shares properly tendered and not properly withdrawn will be purchased. Due to the "odd lot" priority, proration and conditional tender offer provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we are seeking in the Offer are properly tendered. Shares not purchased in the Offer will be returned at our expense promptly following the expiration of the Offer. See Section 3.

        In the event that more than 2,500,000 Shares are tendered in the Offer, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 1.

        The Offer is subject to the terms and conditions described in the Offer Documents, including the condition that the consummation of the Offer will not disqualify the Trust as a REIT under the Internal Revenue Code of 1986, as amended. The Offer is not conditioned on our receipt of financing or on a minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

        Our Shares are listed on the New York Stock Exchange (the "NYSE") and trade under the symbol "BRT." On September 20, 2010, the last full trading day before we announced our intention to make this Offer, the last reported sale price of the Shares was $5.16 per Share. On September 21, 2010, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $5.15 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

        Our Board of Trustees has approved the Offer. However, neither we, nor our Board of Trustees, the Information Agent or the Depositary makes any recommendation to you as to whether to tender or refrain from tendering your Shares and we have not authorized any person to make any such recommendation. You must decide whether to tender your Shares and, if so, how many Shares to tender.

        The members of our Board of Trustees and our executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. Accordingly, if we complete the Offer, the proportional holdings of the members of our Board of Trustees and our executive officers and affiliates will increase. See Section 11.

        If you want to tender your Shares in the Offer, you should follow the instructions in this Offer to Purchase and the accompanying Letter of Transmittal. You should read this Offer to Purchase and the Letter of Transmittal carefully before making a decision to tender your Shares.

        This transaction has not been approved or disapproved by the Securities and Exchange Commission ("SEC") nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction nor upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

September 22, 2010

IMPORTANT

        If you want to tender all or a portion of your Shares, you must do one of the following before 5:00 p.m., New York City time, on Wednesday, October 20, 2010, or any later time and date to which the Offer may be extended:

  •
  if you hold your Shares and the certificates for the Shares in your own name as a holder of record, you must deliver a completed and signed Letter of Transmittal, together with the certificates for your Shares, any required signature guarantees and any other documents specified by the Letter of Transmittal to the Depositary;

  •
  if you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (sometimes referred to as "in street name"), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares and request that the nominee tender your Shares for you;

  •
  if you are an institution participating in the Depository Trust Company, you must tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

  •
  if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3 and in the Letter of Transmittal.

        Questions and requests for assistance may be directed to Phoenix Advisory Partners (the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. Beneficial owners may also contact their brokers, dealers, commercial banks, trust companies or other nominees through which they hold Shares with questions and requests for assistance.

        We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. We may, however, in our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

        We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal or other information to which we have specifically referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

        The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time subsequent to the date of this Offer to Purchase or that there has been no change in the information set forth in this Offer to Purchase or in any attachments hereto or in our affairs since the date of this Offer to Purchase.

SUMMARY TERM SHEET

        We are providing this summary term sheet for your convenience. This summary term sheet highlights material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read this entire Offer to Purchase, the Letter of Transmittal and other documents that constitute part of the Offer Documents because they contain the full details of the Offer. BRT Realty Trust is at times referred to herein as "we," "us," "our," "BRT" or the "Trust," and we refer to our shares of beneficial interest as the "Shares." We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of the topics in this summary.

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  Who is offering to purchase my Shares?

        BRT Realty Trust is offering to purchase your Shares.

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  How many Shares is the Trust offering to purchase?

        We are offering to purchase up to 2,500,000 Shares (representing approximately 17.8% of our Shares outstanding as of September 20, 2010) or, if a lesser number of Shares is validly tendered, all Shares that are validly tendered and not validly withdrawn. If more than 2,500,000 Shares are properly tendered in the Offer, we will purchase all Shares properly tendered on a pro rata basis, except for "odd lots" (lots held by owners of fewer than 100 Shares), which we will purchase on a priority basis, and conditional tenders whose condition was not met, which we will not purchase (except as described in Section 6). See Section 5.

        In addition, if more than 2,500,000 Shares are properly tendered in the Offer, we may, in our sole discretion, exercise our right to amend the Offer and purchase additional Shares in an amount not to exceed 2% of our outstanding Shares (281,604 Shares, based on 14,080,186 Shares issued and outstanding on September 20, 2010) without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1, 5 and 7.

        The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to other conditions. See Section 7.

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  What will be the purchase price for the Shares and what will be the form of payment?

        The Purchase Price for the Shares will be $6.30 per Share (the "Purchase Price"). If your Shares are purchased in the Offer, we will pay you the Purchase Price, in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. See Sections 1 and 5.

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  Why are we offering to purchase your Shares?

        Our Board of Trustees believes that our current Share price levels do not reflect BRT's value or long-term prospects. Accordingly, the Board of Trustees believes that an investment in our own Shares at the Purchase Price represents an attractive strategic transaction for BRT. In addition, pursuing a tender offer at this time benefits our shareholders by providing an efficient mechanism for those of our shareholders who want to obtain liquidity for some or all of their Shares at a premium over recent trading prices and also provides our continuing shareholders with an enhanced ability to participate in the long-term prospects of our business. Effecting these purchases through a tender offer is expected to reduce the costs to shareholders by reducing or eliminating the usual transaction costs associated with open market sales. In addition, holders of Odd Lots (as defined below) who hold Shares registered in their names and properly tender their Shares directly to the Depositary and whose Shares we purchase pursuant to the Offer will be able to avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their Shares. See Section 1.

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        In determining to proceed with the Offer, our Board of Trustees and senior management have considered and evaluated the recent market prices of the Shares as well as BRT's operations, financial condition, capital needs, strategy and expectations and similar factors. Based on this consideration and evaluation, our Board of Trustees believes that the Offer is a prudent use of our financial resources. See Section 2.

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  What is the recent market price for the Shares?

        Our Shares are listed on the New York Stock Exchange (the "NYSE") and trade under the symbol "BRT." On September 20, 2010, the last full trading day before we announced our intention to make this Offer, the last reported sale price of the Shares was $5.16 per Share. On September 21, 2010, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $5.15 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

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  Has BRT or its Board of Trustees adopted a position on the Offer?

        Our Board of Trustees has approved the Offer. However, neither we nor any member of the Board of Trustees, nor the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. We are not making a recommendation as to whether you should tender Shares in the Offer because we believe that you should make your own decision as to whether to tender your Shares and, if you choose to tender, how many of your Shares to tender based on your own assessment as to the value of BRT's Shares, our prospects and anticipated capitalization following the Offer, as well as your own specific liquidity needs, investment objectives and other individual considerations. In making your decision, we urge you to read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2.

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  Do members of the Board of Trustees or BRT's executive officers intend to tender their Shares?

        The members of our Board of Trustees and our executive officers have advised us that they do not intend to tender Shares pursuant to the Offer. Accordingly, if we complete the Offer, the proportional holdings of the members of our Board of Trustees directors and our executive officers and affiliates will increase. The members of our Board of Trustees and our executive officers may, however, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be higher than the Purchase Price to be paid to tendering shareholders in the Offer. See Section 11.

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  How do I tender my Shares?

        If you want to tender all or a portion of your Shares, you must do one of the following before 5:00 p.m., New York City time, on Wednesday, October 20, 2010, or any later time and date to which the Offer may be extended:

  •
  if you hold your Shares and the certificates for the Shares in your own name as a holder of record, you must deliver a completed and signed Letter of Transmittal, together with the certificates for your Shares, any required signature guarantees and any other documents specified by the Letter of Transmittal to the Depositary.

  •
  if you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (sometimes referred to as "in street name"), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares and request that the nominee tender your Shares for you.

  •
  if you are an institution participating in the Depository Trust Company, you must tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase and in the Letter of Transmittal.

  •
  if you are unable to deliver the certificates for the Shares or the other required documents to the Depositary or you cannot comply with the procedure for book-entry transfer within the required time, you must comply with the guaranteed delivery procedure outlined in Section 3 of this Offer to Purchase and in the Letter of Transmittal.

        You may contact the Information Agent or your broker for assistance. The contact information for the Information Agent is included on the back cover page of this Offer to Purchase.

  •
  In what order will Shares be purchased? What happens if more than 2,500,000 Shares are tendered?

        If more than 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares in the following order of priority:

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  first, we will purchase all "odd lots" (lots of less than 100 Shares. "Odd Lots") tendered in their entirety at the Purchase Price from shareholders who properly tender all of such Shares and who do not properly withdraw those Shares before the Expiration Date;

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  second, after purchasing all the Odd Lots that were properly tendered, we will purchase on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) from all other shareholders who properly tender Shares and do not properly withdraw them before the Expiration Date, other than shareholders who tender conditionally and which conditions were not initially satisfied; and

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  third, only if necessary to permit us to purchase 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible, provided, however, to be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

        If you own fewer than 100 Shares in the aggregate and tender all of your Shares, we will purchase all of your Shares without subjecting them to the proration procedure. This will apply to your tender only if (i) you own beneficially or of record fewer than 100 Shares in the aggregate, (ii) you properly tender all of the Shares and do not properly withdraw them before the Expiration Date, and (iii) you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See Section 1.

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  Am I required to tender all of my Shares?

        No. You are not required to tender all of the Shares that you own to participate in the Offer. See Section 1.

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  May I withdraw my tendered Shares?

        You may withdraw (or cause your broker or other nominee to withdraw) your tendered Shares at any time before 5:00 p.m., New York City time, on Wednesday, October 20, 2010, or such later time and date to which we may extend the Offer.

        In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time on or after 12:00 midnight, New York City time, on November 18, 2010. See Section 4.

        To withdraw your tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary during the time period in which you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

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  When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

        You may tender your Shares until the Offer expires. The Offer will expire at 5:00 p.m., New York City Time, on Wednesday, October 20, 2010, unless we extend the Offer or terminate it prior to that time. We may choose to extend the Offer period for any reason and in our sole discretion. We are under no obligation to extend the Offer period, but if we choose to extend this period, we will do so by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension through a press release announcing the extension and the new Expiration Date by 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. In addition, if we extend the Offer, we will delay the acceptance of any Shares that have been tendered. See Sections 5, 7 and 15.

        Please note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline, for administrative reasons, for you to act to instruct them regarding accepting the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee holding your Shares as soon as possible to determine their deadlines.

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  Can the Offer be amended?

        Yes. We have reserved the right, in our sole discretion, to amend the Offer in any respect. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

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  What are the significant conditions to the Offer?

        Our obligation to purchase Shares properly tendered in the Offer depends upon a number of conditions that must be satisfied or waived by us, at or prior to the Expiration Date, including, but not limited to:

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  No legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or could reasonably be expected to adversely affect our and our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold all Shares purchased in the Offer;

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  No general suspension of trading in, or limitation on prices for or trading in, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

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  No significant changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, licenses, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our business or the trading in our Shares shall have occurred;

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  No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States shall have occurred;

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  No person (including a group) shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

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  No person (including a group) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to acquire us or any of our Shares, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries;

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  No material adverse change in our and our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects shall have occurred; and

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  No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares pursuant to the Offer could reasonably be likely to cause our Shares either (1) to be delisted from the NYSE or (2) to be eligible for deregistration under the Securities Exchange Act of 1934 (the "Exchange Act").

        In addition, if, in our reasonable judgment, completing the Offer on its current or amended terms, or at all, may impair the Trust's status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, the Trust may terminate or amend the Offer or postpone the acceptance of its Shares for payment.

        The Offer is not conditioned upon our receipt of any financing or the tender of any minimum number of Shares. See Sections 1, 7 and 9.

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  How will we pay for the Shares?

        Assuming that the maximum number of Shares are tendered in the Offer at a price of $6.30 per share, the aggregate Purchase Price for the Shares pursuant to the Offer will be $15,750,000. We expect that we will incur expenses of the Offer of approximately $160,000. We currently anticipate that we will pay for the Shares purchased in the Offer and the related fees and expenses by using a portion of our available cash. Our completion of the Offer is not conditioned on the receipt of proceeds from any financing. See Sections 5 and 9.

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  When will I receive payment for my Shares?

        We will pay the Purchase Price, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date and the acceptance of the Shares for payment (and if we extend the Offer, we will delay the acceptance of any Shares that have been tendered). We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit (or cause to be transmitted) to you the payment for all of your Shares accepted for payment. See Section 5.

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  Will I have to pay any brokerage or similar fees or commissions if I tender my Shares?

        If you are a holder of record of your Shares and you tender the Shares directly to the Depositary, you will not incur any brokerage or similar fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker or other nominee tenders Shares on your behalf, your broker or other nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Sections 5 and 16.

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  Will I have to pay stock transfer tax if I tender my Shares and they are purchased by the Trust?

        BRT will pay all domestic stock transfer taxes unless payment is made to, or if Shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

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  What are the material United States federal income tax consequences if I tender my Shares?

        If your tendered Shares are accepted and you are a United States Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. Different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of warrants, options or the vesting of restricted share units). See Section 13.

        If you are a Non-United States Holder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. See Section 13.

        In all cases, we recommend that you consult your tax advisor regarding the tax consequences to you of tendering your Shares.

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  How will the Offer affect the number of Shares outstanding and the number of record holders of BRT?

        As of September 20, 2010, we had 14,080,186 issued and outstanding Shares. The 2,500,000 Shares that we are offering to purchase in the Offer represent approximately 17.8% of our outstanding Shares as of September 20, 2010. If the Offer is fully subscribed, we will have 11,580,186 Shares outstanding following the purchase of Shares properly tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. To the extent that a tendering shareholders who tenders all of his or her Shares and has his or her tender accepted in full either (i) holds the Shares in his or her own name as holders of record or (ii) is a "registered holder" participating in DTC's system whose name appears on a security position listing, the number or our record holders would be reduced.

        We will continue to be a public company following completion of the Offer. We believe that the completion of the Offer in accordance with its terms and conditions will not cause us to be delisted from the NYSE or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase Shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the Shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on the NYSE or to not continue to be eligible for registration under the Exchange Act. See Sections 7 and 12.

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  If I decide not to tender my Shares, how will the Offer affect my Shares?

        If you do not tender your Shares, you will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. Note, however, that our use of a significant amount of our available cash assets to complete the purchase of tendered Shares may increase the risk of owning our Shares as that cash will no longer be available for use in our operations. See Section 1.

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  Does BRT intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

        Rule 13e-4 under the Securities Exchange Act of 1934 (the "Exchange Act") prohibits us and our affiliates from purchasing any Shares, any other securities convertible into Shares, any securities of the same class or series as the Shares, or any right to purchase any of those securities, other than pursuant to the Offer, until at least 11 business days following the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Beginning on the 11th business day following the Expiration Date, we may repurchase Shares from time to time in the open market or in privately negotiated transactions or through additional tender offers. Whether we make additional repurchases of our Shares will depend on a variety of factors, including, the number of Shares we purchase in this Offer, our business and financial performance and situation, the business and market conditions existing at the time, the price of our Shares, our available cash resources and/or ability to finance the repurchases and such other factors as we may consider relevant. Any additional repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

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  Whom do I contact if I need more information?

        For additional information or assistance, you may contact Phoenix Advisory Partners, our Information Agent for the Offer at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer Documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        With the exception of historical information, this Offer to Purchase, including information included or incorporated by reference in this Offer to Purchase, contains certain forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may", "will", "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions or variations thereof. Forward-looking statements involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein or in the documents incorporated herein by reference, and many of which are beyond our control, could cause our results to differ materially from those expressed or suggested in any forward-looking statements. Except as required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances that occur after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events or the obtaining of new knowledge. You should read the risk factors discussed affecting us under "Item 1A. Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as supplemented by our subsequent Exchange Act reports.

INTRODUCTION

To our Shareholders:

        BRT hereby offers to purchase for cash up to 2,500,000 of our Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn at a Purchase Price of $6.30 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. This price is referred to in this Offer to Purchase as the "Purchase Price."

        The Offer will expire at 5:00 p.m., New York City time, on Wednesday, October 20, 2010, unless extended (such date and time, as they may be extended, the "Expiration Date").

        The Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, each of which may be amended or supplemented from time to time.

        Only Shares properly tendered and not properly withdrawn will be purchased. However, because of the proration, "odd lot" priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered may not be purchased if more than the number of Shares we seek are tendered. We will return Shares that we do not purchase because of proration or conditional tenders to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

        We reserve the right to purchase more than 2,500,000 Shares pursuant to the Offer, subject to certain limitations and legal requirements. See Sections 1 and 15.

        If more than 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares in the following order of priority:

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  first, we will purchase all "odd lots" (lots of less than 100 Shares. "Odd Lots") tendered in their entirety at the Purchase Price from shareholders who properly tender all of such Shares and who do not properly withdraw those Shares before the Expiration Date;

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  second, after purchasing all the Odd Lots that were properly tendered, we will purchase on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) from all other shareholders who properly tender Shares and do not properly withdraw them before the Expiration Date, other than shareholders who tender conditionally and which conditions were not initially satisfied; and

  •
  third, only if necessary to permit us to purchase 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible, provided, however, to be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

        If you own fewer than 100 Shares in the aggregate and tender all of your Shares, we will purchase all of your Shares without subjecting them to the proration procedure. This will apply to your tender only if (i) you own beneficially or of record fewer than 100 Shares in the aggregate, (ii) you properly tender all of your Shares and do not properly withdraw them before the Expiration Date, and (iii) you complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. See Section 1.

        In accordance with applicable SEC rules, we may, and we expressly reserve the right to, amend the Offer to allow us to purchase under the Offer an additional number of Shares, in an amount equal to up to 2% of the outstanding Shares, without extending the Expiration Date.

        The Offer is not conditioned on the receipt of financing or on a minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares validly tendered pursuant to the Offer is, however, subject to the satisfaction or waiver of the conditions set forth in Section 7, including the condition that the consummation of the Offer will not disqualify the Trust as a REIT under the Internal Revenue Code of 1986, as amended.

        Our Board of Trustees has approved the Offer. However, neither we nor any member of the Board of Trustees, nor the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if you choose to tender, how many of your Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. We also urge you to discuss whether to tender your Shares with your broker or other financial and tax advisor.

        The members of our Board of Trustees and our executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer. As a result, if we complete the Offer, the proportional holdings of the members of our Board of Trustees and our executive officers will increase. In addition, you should note that the members of our Board of Trustees and our executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be higher than the Purchase Price to be paid to tendering shareholders in the Offer.

        We will pay the Purchase Price net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares we purchase in the Offer. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees should consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary.

        Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service ("IRS") form as may be applicable) may be subject to United States federal income tax backup withholding (28% of the gross proceeds in the case of U.S. Holders (as defined in Section 13)), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations.

        As of September 20, 2010, we had 14,080,186 issued and outstanding Shares. The 2,500,000 Shares that we are offering to purchase in the Offer represent approximately 17.8% of our Shares outstanding on that date. To the extent any of our shareholders tender their Shares in full and that tender is accepted in full, the number of our record holders will be reduced.

        Our Shares are listed on the New York Stock Exchange (the "NYSE") and trade under the symbol "BRT." On September 20, 2010, the last full trading day before we announced our intention to make this Offer, the last reported sale price of the Shares was $5.16 per Share. On September 21, 2010, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $5.15 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

        We will pay the fees and expenses of Phoenix Advisory Partners, the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary, incurred in connection with this Offer. See Section 16.

        This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1. Number of Shares; Proration.

Number of Shares

        Upon the terms and subject to the conditions of the Offer, we will purchase up to 2,500,000 Shares properly tendered and not properly withdrawn before the Expiration Date, at a Purchase Price of $6.30 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

        The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, October 20, 2010. We reserve the right, in our sole discretion, to extend the period of time during which the Offer will remain open. If we extend the period of the Offer, the term "Expiration Date" will refer to the extended time and date at which the Offer will expire. See Section 15, which includes a description of our right to extend, delay, terminate or amend the Offer.

        In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we may, and we expressly reserve the right to, purchase under the Offer an additional amount of Shares not to exceed 2% of our outstanding Shares (281,604 Shares, based on 14,080,186 Shares issued and outstanding as of September 20, 2010, including Shares of unvested restricted stock) without amending or extending the Offer. See Section 15. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements.

        If (A) we (i) change the price to be paid for Shares from $6.30 per Share, (ii) increase the number of Shares being sought in the Offer and such increase in the number of Shares being sought exceeds 2% of our outstanding Shares, or (iii) decrease the number of Shares being sought in the Offer; and (B) the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date on which notice of any such increase or decrease is first published, sent or given in the manner specified in Section 15, then the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

        If the Offer is over-subscribed, Shares properly tendered and not properly withdrawn will be subject to proration, except for "odd lots" and Shares conditionally tendered for which the tender condition was not initially satisfied. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

        Shares properly tendered under the Offer and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the "odd lot," proration, and conditional tender provisions. All Shares tendered and not purchased under the Offer, including Shares not purchased because of proration or conditional tender provisions, will be returned to the tendering shareholders or, in the case of Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, at our expense promptly following the Expiration Time.

        If the number of Shares properly tendered and not properly withdrawn prior to the Expiration Time is less than or equal to 2,500,000, or such greater number of Shares as we may elect to purchase, subject to applicable law, we will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered at the Purchase Price.

        The Offer is not conditioned on the receipt of financing or on a minimum number of Shares being tendered. Our obligation to accept and pay for Shares validly tendered pursuant to the Offer is, however, subject to other conditions. See Section 7.

1. Number of Shares; Proration. (Continued)

Priority of Purchases.

        If more than 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares in the following order of priority:

  •
  first, we will purchase all "odd lots" (lots of less than 100 Shares) tendered in their entirety ("Odd Lots") at the Purchase Price from shareholders who properly tender all of such Shares and who do not properly withdraw those Shares before the Expiration Date;

  •
  second, after purchasing all the Odd Lots that were properly tendered, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) from all other shareholders who properly tender Shares and do not properly withdraw them before the Expiration Date, other than shareholders who tender conditionally and which conditions were not initially satisfied; and

  •
  third, only if necessary to permit us to purchase 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), from holders who have tendered Shares conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible, provided, however, to be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares.

        As a result of the foregoing priorities applicable to the purchase of tendered Shares, it is possible that all of the Shares that a shareholder tenders in the Offer may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Treatment of Odd Lots.

        Odd Lots will be accepted for payment before any proration of the purchase of other Shares tendered in the Offer. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Shares. To qualify for this priority, the holder of an Odd Lot must tender all Shares owned by the Odd Lot holder in accordance with the procedures described in Section 3 and the Letter of Transmittal. By tendering in the Offer, an Odd Lot holder who holds Shares in his or her name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder's Shares. Any Odd Lot holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.

        If proration of tendered Shares is necessary, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares and subject to the provisions governing conditional tenders described in Section 6, proration for each shareholder tendering Shares, other than Odd Lot holders and Shares conditionally tendered, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, other than Odd Lot holders. We will announce the final proration factor and commence payment for any Shares purchased pursuant to the tender offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

1. Number of Shares; Proration. (Continued)

        As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder's decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder's name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer

        Our Board of Trustees believes that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value. Our Board of Trustees believes that pursuing a tender offer at this time also benefits our shareholders by providing an efficient mechanism for those shareholders who so desire to obtain liquidity for some or all of their Shares at a premium over recent trading prices and effecting our purchases through a tender offer should reduce or eliminate the transaction costs typically associated with sales made on the open market. In addition, our Board of Trustees believes that our current stock price levels may be more reflective of the economic situation affecting the real estate industry and the past adverse factors that affected BRT and do not necessarily reflect the current position or long-term growth prospects of our business and, as a result, believes that an investment in our own stock at the Purchase Price represents an attractive strategic transaction.

        Holders of Odd Lots who hold Shares registered in their names and properly tender their Shares directly to the Depositary also may be able to avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their Shares in addition to the transaction costs typically associated with any sales made on the open market. For BRT shareholders who wish to continue their investment in our Shares, the tender offer provides an enhanced ability to participate in the long-term prospects of our business because there would be fewer Shares outstanding.

        In determining to proceed with the Offer and in determining the terms and conditions of the Offer, including the Purchase Price of $6.30, our Board of Trustees and senior management considered and evaluated a variety of factors and information, including:

  •
  the recent market prices of the Shares;

  •
  our results of operations and future business prospects; and

  •
  our financial condition, our debt and the nature and maturity of our debt and our expected future capital needs, including the expected effect on BRT of using a portion of our available cash to complete the purchases pursuant to the Offer.

        Based on this consideration and evaluation, our Board of Trustees believes that the Offer is a prudent use of our financial resources. As of September 20, 2010, we had approximately $58.1 million in cash and cash equivalents and we will use a portion of our cash and cash equivalents to fund the Offer. We currently anticipate that we will have adequate cash-generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and possible borrowing capacity are sufficient to meet our capital requirements for our expected operations, capital expenditures and acquisitions and other opportunities for growth that may arise. However, our actual experience may

2. Purpose of the Offer; Certain Effects of the Offer. (Continued)

differ significantly from our expectations. See "Cautionary Notice Regarding Forward Looking Statements."

        Our Board of Trustees has approved the Offer. However, neither we nor any member of the Board of Trustees, nor the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if you choose to tender, how many of your Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. We also urge you to discuss whether to tender your Shares with your broker or other financial and tax advisors.

        The members of our Board of Trustees and our executive officers have advised us that they do not intend to tender Shares pursuant to the Offer.

Potential Benefits of the Offer.

        We believe the Offer will provide benefits to us and our shareholders, including the following:

  •
  provide our shareholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with open market sales; and

  •
  upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in BRT and an opportunity to benefit from an enhanced ability to participate in the long-term prospects of our business.

Potential Risks and Disadvantages of the Offer.

        The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

  •
  the use of a portion of our available cash to complete the Offer could hinder our future growth and reduce our ability to engage in significant transactions, including acquisitions, without additional debt or equity financing, which may or may not be available to us on terms we believe are acceptable or at all;

  •
  the Offer will reduce our "public float" (the number of our Shares owned by non-affiliate shareholders and available for trading in the securities markets) and this reduction in our public float could result in lower prices for our Shares or reduced liquidity in the trading market for our Shares following completion of the Offer;

  •
  all of the members of our Board of Trustees and our executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own), and as a result the Offer will increase their proportional holdings in addition to the proportional holdings of any of our significant shareholders who elect not to participate in the Offer; and

  •
  although shareholders will be able to sell non-tendered Shares in the future on the NYSE or otherwise, we cannot assure you of the net price you may be able to obtain for their Shares, and that net price may be higher or lower than the Purchase Price in the Offer.

Certain Effects of the Offer.

        Shareholders who do not tender any of their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in BRT as a result of a partial tender of Shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of BRT and will realize a proportionate increase in their relative equity interest in us, and, therefore, in our future

2. Purpose of the Offer; Certain Effects of the Offer. (Continued)

earnings and assets, if any, at no additional cost to them. These shareholders also will bear the risks attendant to owning our equity securities, including business, operational and market risks, risks resulting from our purchase of Shares and risks from our future additional issuances, if any, of Shares or securities convertible into or exchangeable for Share. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price that may be significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

        The Offer will reduce our "public float" (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders. These reductions may result in lower stock prices and/or reduced liquidity in the trading market for our Shares following completion of the Offer.

        Shares we acquire pursuant to the Offer will be retired and, therefore, will not be available for re-issuance.

        The members of our Board of Trustees and our executive officers have advised us that they do not intend to tender any of their Shares in the Offer. As a result, the aggregate beneficial ownership of the members of our Board of Trustees and executive officers will increase to approximately 46.7% of our total outstanding Shares, assuming that 2,500,000 Shares are purchased by us in the Offer.

        Rule 13e-4 of the Exchange Act includes certain provisions governing our ability to make additional purchases of our securities while the Offer is in progress. In particular, Rule 13e-4 prohibits us and our affiliates from purchasing, other than pursuant to the Offer (i) any Shares, (ii) any other of our securities convertible into our Shares, (iii) and securities of the same class or series as the Shares or (iv) any right to purchase any of the aforementioned securities. This prohibition applies until at least 11 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. On or after the 11th business day after the Expiration Date, we may repurchases Shares from time to time in the open market, in privately negotiated transactions and/or in additional tender offers. Whether we make additional repurchases will depend on a variety of factors, including, the number of Shares that we purchase in the Offer, our then-current business and financial performance and situation, then-current market conditions, including the price of the Shares and our ability to finance any such repurchases through our available cash resources or the issuance of debt securities or otherwise, and such other factors as we may consider relevant at the time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

Other Plans.

        Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  any material change in our corporate structure or our business outside of the ordinary course;

  •
  any merger, reorganization or liquidation or similar extraordinary transaction, involving us or any of our subsidiaries;

  •
  any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than in the ordinary course of our business;

  •
  any change in our present Board of Trustees or senior management;

  •
  any material change in our present dividend policy, capitalization or indebtedness;

  •
  our Shares ceasing to be authorized to be quoted on the NYSE;

2. Purpose of the Offer; Certain Effects of the Offer. (Continued)

  •
  our Shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

  •
  the suspension of our obligation to file reports under Section 15 of the Exchange Act;

  •
  the acquisition or disposition by any person of a material amount of our securities;

  •
  any material changes in our governing instruments; or

  •
  any change in our status as a REIT under the Code.

        Notwithstanding the foregoing, as part of our long-term corporate goal of maximizing shareholder value, we regularly consider alternatives to enhance shareholder value, including strategic acquisitions, investments in other business ventures and repurchases of our Shares, and we intend to continue to seek and consider alternatives to enhance shareholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, we have no agreements, arrangements or understandings regarding any of these alternatives.

3. Procedures for Tendering Shares.

Making a Proper Tender.

        Only Shares that are properly tendered and not properly withdrawn will be eligible for purchase by us in the Offer. For Shares to be properly tendered in the Offer:

  •
  prior to the Expiration Date, the Depositary must have received, at its address set forth on the back cover of this Offer to Purchase (A) a Letter of Transmittal, or a facsimile thereof, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an "agent's message," and any other required documents; and (B) either certificates representing the tendered Shares or, in the case of tendered Shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery; or

  •
  prior to the Expiration Date, the shareholder tendering Shares must comply with the guaranteed delivery procedure set forth below.

        Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to give instructions to the nominee to accept the Offer on your behalf. We also urge our shareholders who hold Shares through a nominee shareholders to consult their nominees to determine whether transaction costs may apply if shareholders tender their Shares through the nominees and not directly to the Depositary.

        A valid tender of your Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and BRT on the terms of, and subject to the conditions to, the Offer.

        Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all) or none be purchased in the Offer. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned "Conditional Tender" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the sole responsibility of the tendering shareholder to determine and indicate the minimum number of Shares to be purchased in the Offer. Shareholders should consult their investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender.

3. Procedures for Tendering Shares. (Continued)

Signature Guarantees and Methods of Delivery.

        In some cases, a signature guarantee will be required in order for a tender of Shares to be proper. No signature guarantee is required if:

  •
  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company ("DTC") whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled "Special Mailing Instructions" or the box entitled "Special Transfer Instructions" on the Letter of Transmittal; or

  •
  Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an "eligible guarantor institution," as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an "Eligible Institution").

        Other than as described immediately above, all signatures on any Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 7 and 11 to the Letter of Transmittal. If the certificates for Shares being tendered are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment in the Offer are to be returned to a person other than the registered holder of the certificates surrendered with the Letter of Transmittal, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution. See Instructions 7 and 11 to the Letter of Transmittal.

        If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not tendered or not accepted for payment in the Offer are to be returned to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

        Shareholders also can specify the order in which we will purchase the Shares they have tendered in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares in the Offer. In the event the shareholder does not designate the order of purchase and fewer than all Shares are purchased, the Depositary will select the order of Shares purchased.

        Odd Lot holders who tender all of their Shares must also complete the section captioned "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot holders as set forth in Section 1.

        The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through the DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book Entry Delivery.

        The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC's system may make book-entry delivery of the Shares by causing DTC to

3. Procedures for Tendering Shares. (Continued)

transfer Shares into the Depositary's account in accordance with DTC's transfer procedures. Although delivery of Shares may be effected through a book-entry transfer into the Depositary's account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date or (ii) the guaranteed delivery procedure set forth below must be followed.

        Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that BRT may enforce such agreement against the DTC participant.

Guaranteed Delivery.

        If a shareholder desires to tender Shares pursuant to the Offer and the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered if all of the following conditions are satisfied:

  •
  the tender is made by or through an Eligible Institution;

  •
  the Depositary receives by mail, overnight courier, or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form BRT has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

  •
  the confirmation of book-entry transfer of the Shares into the Depositary's account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent's Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Return of Shares Not Purchased.

        Certificates for all Shares tendered and not purchased, including all Shares not purchased due to proration, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the Shares, to the tendering shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders.

United States Federal Income Tax Withholding and Backup Withholding.

        Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each

3. Procedures for Tendering Shares. (Continued)

tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary or from www.irs.gov . See "Substitute Form W-9" in the Letter of Transmittal.

        Any tendering shareholder or other payee who fails to complete fully and sign the substitute form W-9 included in the Letter of Transmittal may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer.

        Gross proceeds payable pursuant to the Offer to a foreign shareholder (as defined in Section 13) or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 13 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary or from www.irs.gov. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See "Substitute Form W-9" in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

        We will determine, in our sole discretion, all questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tenders of Shares. Our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Date to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of, or payment for, which may be unlawful in the opinion of our counsel. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares. Our interpretation of the terms and conditions of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares. No tender of Shares will be deemed to have been properly made until the tendering

3. Procedures for Tendering Shares. (Continued)

shareholder has cured or we have waived all defects or irregularities. We will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice.

Tendering Shareholder's Representation and Warranty; Acceptance by BRT Constitutes an Agreement.

        A shareholder's tender of Shares in the Offer will constitute such tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representations and warranties to us that (i) the shareholder has a "net long position," within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered and (ii) the tender of Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount of Shares tendered or other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise, and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

Lost Certificates.

        If the share certificates which a registered holder wants to surrender in connection with a tender have been lost, destroyed or stolen, the shareholder should promptly notify the Depositary's Shareholder Services Department at (800) 937-5449 (Monday-Friday, except for bank holidays, from 9:00 a.m. to 5:00 p.m., New York City time). The Depositary will instruct the shareholder as to the steps that must be taken in order to replace the certificates.

        Certificates for Shares, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, or an Agent's Message, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any such documents delivered to us or the Information Agent will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

4. Withdrawal Rights.

        Except as described in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after midnight, New York City time on November 18, 2010 if we have not already accepted your tendered Shares for payment.

        If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered. In these cases, such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

4. Withdrawal Rights. (Continued)

        For a withdrawal of tendered Shares to be effective (i) a written, telegraphic or facsimile transmission notice of withdrawal must be received in a timely manner by the Depositary at one of its addresses or its facsimile number set forth on the back cover of this Offer to Purchase and (ii) the written notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn (if different from the name of the person who tendered the Shares). If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal. If you have used more than one Letter of Transmittal or have otherwise tendered your Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as all of the required information is properly provided. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC's procedures.

        Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

        We will determine, in our sole discretion, all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

5. Purchase of Shares and Payment of Purchase Price.

        Promptly following the Expiration Date and upon the terms and subject to the conditions of the Offer, we will accept for payment, pay for and purchase up to 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) which were properly tendered not properly withdrawn on or before the Expiration Date.

        For purposes of the Offer, we will be deemed to have accepted for payment and purchased, subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that have been properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

        We will make payment promptly for Shares tendered and accepted for payment in the Offer, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares, book-entry confirmation of Shares into the Depositary's account at the DTC, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent's Message, in the case of a book-entry transfer, and any other required documents. We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the shareholders whose tenders have been accepted.

5. Purchase of Shares and Payment of Purchase Price. (Continued)

        In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tender, will be returned. Shares tendered by book-entry transfer will be credited to the account maintained with DTC by the participant who delivered the Shares or to the tendering shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

        We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however (i) payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) Shares that we have not purchased are to be registered in the name of, any person other than the registered holder or (ii) tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

        Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a foreign shareholder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. Foreign shareholders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6. Conditional Tender of Shares.

        Subject to the exception for tendering holders of Odd Lots, properly tendered Shares will be subject to proration if the Offer is over-subscribed, as described in Section 1. In addition, as discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender. Accordingly, we are permitting shareholders to tender Shares subject to the condition that a specified minimum number of the applicable shareholder's properly tendered Shares must be purchased if any Shares tendered are to be purchased in the Offer. Any shareholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. It is the tendering shareholder's responsibility to calculate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

        Any tendering shareholder wishing to make a conditional tender must specifically indicate the number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if more than 2,500,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, and, as a result, we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration

6. Conditional Tender of Shares. (Continued)

percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified by such shareholder, the Shares that have been conditionally tendered will automatically be regarded as withdrawn, except as provided in the next paragraph. All Shares tendered by a shareholder subject to a conditional tender and that are subsequently withdrawn as a result of proration will be returned to the tendering shareholder promptly after the Expiration Date at our expense.

        After giving effect to the withdrawals relating to the conditional tenders, we then will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below 2,500,000 (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7. Conditions of the Offer.

        Notwithstanding any other provision of the Offer (and subject to Section 15), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (in our reasonable determination), we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f) under the Exchange Act):

  •
  There has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly

  •
  challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

  •
  seeks to make our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal;

  •
  materially impairs the contemplated benefits to us of the Offer;

  •
  seeks to impose limitations on our or our affiliates' ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our shareholders; or

  •
  otherwise could reasonably be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our contemplated future conduct of our business;

  •
  There has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely

7. Conditions of the Offer. (Continued)

    affect our business or prospects, the trading in the Shares or benefits to us of the Offer, including, but not limited to, the following:

    •
    any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

    •
    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

    •
    the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

    •
    any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

    •
    any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor's 500 Composite Index measured from the close of trading on September 21, 2010;

    •
    a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer;

    •
    legislation amending the Code (as defined in Section 13) having been passed by either the U.S. House of Representatives or Senate or being pending before the U.S. House of Representatives or Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the transaction contemplated by the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

    •
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  •
  A tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

  •
  We learn that:

  •
  any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before September 21, 2010);

  •
  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before September 21, 2010 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares; or

7. Conditions of the Offer. (Continued)

    •
    any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

  •
  Any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

  •
  Any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

  •
  indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

  •
  could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

  •
  otherwise could reasonably be expected to materially adversely affect our business or prospects, the trading in the Shares or benefits to us of the Offer;

  •
  Any change or changes have occurred in our or our subsidiaries' business, properties, assets, liabilities, capitalization, shareholders' equity, financial condition, income, operations, licenses, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, the trading in the Shares or benefits to us of the Offer; or

  •
  We shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be held of record by less than 300 persons or delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

        In addition, if completing the Offer on its current or amended terms, or at all, may impair our status as a real estate investment trust under the Internal Revenue Code of 1986, as amended, we may terminate or amend the Offer or postpone the acceptance of its Shares for payment.

        The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit. We may assert these conditions regardless of the circumstances giving rise to any of them (other than any action or omission to act by us), and we may waive these conditions, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure to exercise any of the foregoing rights at any time will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination we make concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been "cured" or ceasing to exist.

8. Price Range of Shares; Dividends.

        Our Shares are listed on the New York Stock Exchange, or the NYSE, under the symbol "BRT." The following table shows for the periods indicated, the high and low sales prices of the Shares on the NYSE and the per Share dividend declared in the periods indicated:

Fiscal Year Ended September 30, 2008	High	Low	Dividends Per Share
First Quarter	$18.20	$14.40	$.62
Second Quarter	16.50	10.89	.62
Third Quarter	16.37	10.39	.62
Fourth Quarter	12.98	6.65	1.33	*

*
Represents a special dividend of $.71 per Share and a regular dividend of $.62 per Share, each of which was declared on September 8, 2008 and paid on October 2, 2008.

Fiscal Year Ended September 30, 2009	High	Low	Dividends Per Share
First Quarter	$9.38	$2.30	$—
Second Quarter	5.20	2.84	—
Third Quarter	5.72	3.50	—
Fourth Quarter	7.69	3.31	1.15	*

*
Represents a special capital gain dividend of $1.15 per share, which was declared on September 14, 2009 and distributed on October 30, 2009. We applied the provisions of an IRS Revenue Procedure related to REITs, which permits public REITs to distribute a dividend with respect to the tax year ending December 31, 2009 by issuing Shares; provided that at least 10% of the dividend amount is paid in cash. As a result, we distributed an aggregate of 2,437,352 of our Shares and paid approximately $1,330,000 in cash in connection with the special capital gain dividend. The cash amount was allocated pro rata among all shareholders who elected to receive cash. Since any shareholder electing cash could not receive the entire dividend in cash, the remainder of the dividend was paid in our Shares. Shareholders who did not elect to receive cash received the entire dividend in our Shares.

Fiscal Year Ended September 30, 2010	High	Low	Dividends Per Share
First Quarter	$5.85	$4.35	$—
Second Quarter	6.80	4.34	—
Second Quarter	7.25	5.18	—
Fourth Quarter (through September 21, 2010)	6.23	4.89	—

        On September 20, 2010, the last full trading day before we announced our intention to make this Offer, the last reported sale price of the Shares was $5.16 per Share. On September 21, 2010, the last full trading day before we commenced the Offer, the last reported sale price of the Shares was $5.15 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

9. Source and Amount of Funds.

        Assuming that 2,500,000 Shares are purchased in the Offer at a price of $6.30 per share, the aggregate Purchase Price will be approximately $15,750,000. We expect that expenses for the Offer will

9. Source and Amount of Funds. (Continued)

be approximately $160,000. We anticipate that we will pay for the Shares purchased in the Offer and the related fees and expenses with a portion of our available cash. The completion of the Offer is not conditioned on the receipt of the proceeds from any financing.

10. Certain Information About BRT.

        Business Overview.    We are a real estate investment trust organized as a business trust in 1972 under the laws of the Commonwealth of Massachusetts. Our primary business is and has been for over twenty five years, to originate and hold for investment short-term senior and junior commercial mortgage loans secured by real property in the United States. Our objective is to provide our shareholders with returns over time, including quarterly cash distributions and capital appreciation. We originate mortgage loans secured by a diversified portfolio of real property. Due to the credit crisis and the economic recession, our business focus temporarily shifted emphasis from the origination of loans to servicing our loan portfolio, workout activities, including pursuing foreclosure actions, acquiring the underlying properties in foreclosure proceedings, supervising the operations of real estate assets and selling real estate assets acquired in foreclosure proceedings. As we have resolved a substantial portion of the problems in our loan portfolio over the past two plus years, we have shifted our emphasis back to our primary lending business.

        We were organized as a business trust under the laws of the Commonwealth of Massachusetts in June, 1972. Our address is 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, telephone number 516-466-3100. Our website address is www.brtrealty.com. Our fiscal year ends on September 30.

        Where you can find more information about us.    We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information about the tender offer. This offer to purchase does not contain all the information included in the Schedule TO. The Tender Offer Statement on Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        Incorporation by reference.    The rules of the SEC allow us to "incorporate by reference" information into this offer to purchase, which means that we can disclose important information about us to you by referring you to other documents that we file with the SEC. The information incorporated by reference is an important part of this offer to purchase, and is deemed to be part hereof except to the extent any such information is modified or superseded by information in this offer to purchase or in any other document expressly incorporated herein (whether specified below or in any amendment to the Schedule TO) that has a later date. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended September 30, 2009 filed with the SEC on December 12, 2009, including information incorporated by reference therein to our Definitive Proxy Statement filed with the SEC on January 28, 2010;

10. Certain Information About BRT. (Continued)

  •
  our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009, March 30, 2010 and June 30, 2010 filed with the SEC on February 9, 2010, May 6, 2010 and August 6, 2010, respectively; and

  •
  our Current Reports on Form 8-K filed with the SEC on October 1, 2009, October 26, 2009, October 30, 2009 and March 9, 2010.

        You can obtain any of the documents incorporated by reference in this offer to purchase from the SEC's website at the Internet address provided above. You may also obtain any of the foregoing documents from us without charge, excluding any exhibits to those documents, upon oral or written request, by contacting BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021, Attention: Legal Department.

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares

        As of September 20, 2010, there were 14,080,186 Shares outstanding. Through the Offer, we are offering to purchase up to 2,500,000 Shares. If we purchase all 2,500,000 Shares, this would equal approximately 17.8% of our issued and outstanding Shares as of September 20, 2010.

        As of September 20, 2010, our trustees and executive officers as a group (18 persons) beneficially owned an aggregate of 5,412,797 Shares, representing 38.38% of the total number of outstanding Shares. Our trustees and executive officers are entitled to participate in the Offer on the same basis as other shareholders; however, all of our trustees and executive officers have advised us that they do not intend to tender any of their Shares in the Offer (including Shares they are deemed to beneficially own). After termination of the Offer, our trustees and executive officers may, in compliance with applicable law, sell their Shares in open market transactions or otherwise, at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer.

Security Ownership of Trustees and Executive Officers

        The following table sets forth, as of September 20, 2010, the aggregate number and percentage of Shares that were beneficially owned by (i) all beneficial holders of more than 5% of our Shares, (ii) all trustees, (iii) each executive officer named in the Summary Compensation Table, and (iv) all trustees and executive officers as a group. Assuming the Offer is fully subscribed and no trustee or executive officer tenders any Shares in the Offer, our trustees and executive officers as a group will own approximately 46.7% of our outstanding Shares after the Offer. The information set forth in the "After the Offer" column in the below table gives effect to the Offer. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares (Continued)

Unless otherwise indicated, the address of each of the beneficial owners identified is c/o BRT Realty Trust, 60 Cutter Mill Road, Suite 303, Great Neck, New York 11021.

Name of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class	Percent of Class After the Offer
Gould Investors L.P.	2,777,264	19.7%	24.0%
Kenneth F. Bernstein(2)	13,798	*	*
Alan H. Ginsburg(2)	11,330	*	*
Fredric H. Gould(2)(3)	3,494,235	24.8%	30.2%
Jeffrey A. Gould(2)(4)	406,332	2.9%	3.5%
Matthew J. Gould(2)(5)	3,190,940	22.7%	27.6%
Mitchell Gould	72,979	*	*
Louis C. Grassi(2)	16,394	*	*
Gary Hurand(2)(6)	354,096	2.5%	3.1%
David W. Kalish(7)	419,258	3.0%	3.6%
Mark H. Lundy(8)	99,069	*	*
Jeffrey Rubin(2)	13,798	*	*
Jonathan H. Simon(2)	11,330	*	*
Elie Weiss(2)	28,631	*	*
George Zweier	33,790	*	*
All Trustees and Executive Officers as a group (18 in number)(9)(10)	5,412,797	38.4%	46.7%

*
Less than 1%

(1)
Securities are listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or to dispose of the securities, whether or not the person has an economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership of shares within 60 days, whether upon the exercise of a stock option or otherwise. The percentage of beneficial ownership is based on 14,080,186 common shares, which represents the sum of the common shares outstanding on September 20, 2010.

(2)
A trustee.

(3)
Includes (i) 271,440 common shares owned by the pension and profit sharing trusts of BRT Realty Trust and REIT Management Corp. of which Mr. Fredric H. Gould is a trustee, as to which shares Mr. Gould has shared voting and investment power, (ii) 23,469 common shares owned by a charitable foundation, of which Mr. Gould is a director, as to which shares Mr. Gould has shared voting and investment power, (iii) 33,259 common shares owned by a trust for the benefit of Mr. Gould's grandchildren of which Mr. Gould is a trustee (as to which shares Mr. Gould disclaims beneficial interest), and (iv) 25,260 common shares owned by a partnership in which an entity wholly-owned by Mr. Gould is the managing general partner. Also includes 37,081 common shares owned by One Liberty Properties, Inc., of which Mr. Gould is chairman of the board and 2,777,264 common shares owned by Gould Investors L.P., of which an entity wholly owned by Mr. Gould is the managing general partner and another entity wholly owned by Mr. Gould is the other general partner. Does not include 30,981 common shares owned by Mrs. Fredric H. Gould,

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares (Continued)

  as to which shares Mr. Gould disclaims beneficial interest and Mrs. Fredric H. Gould has sole voting and investment power.

(4)
Includes 28,497 common shares owned by Mr. Jeffrey A. Gould as custodian for his children (as to which shares Mr. Gould disclaims beneficial interest), 23,469 common shares owned by a charitable foundation, of which Mr. Gould is a director, as to which shares Mr. Gould has shared voting and investment power, and 33,259 common shares owned by a trust for the benefit of Mr. Gould's children and others, of which Mr. Gould is a trustee (as to which shares Mr. Gould disclaims beneficial interest). Also includes 37,081 common shares owned by One Liberty Properties, Inc. of which Mr. Gould is a director and an executive officer.

(5)
Includes 20,479 common shares owned by Mr. Matthew J. Gould as custodian for his children (as to which shares Mr. Gould disclaims beneficial interest), 23,469 common shares owned by a charitable foundation, of which Mr. Gould is a director, as to which shares Mr. Gould has shared voting and investment power, and 33,259 common shares owned by a trust for the benefit of Mr. Gould's children and others, of which Mr. Gould is a trustee (as to which shares Mr. Gould disclaims a beneficial interest) and 2,777,264 common shares of beneficial interest owned by Gould Investors L.P. (Mr. Gould is president of the managing general partner of Gould Investors L.P.). Also includes 37,081 common shares owned by One Liberty Properties, Inc., of which Mr. Gould is a director and executive officer. Does not include 48,745 common shares owned by Mrs. Matthew J. Gould as to which shares Mr. Gould disclaims beneficial interest and Mrs. Matthew J. Gould has sole voting and investment power.

(6)
Includes 101,945 common shares owned by a limited liability company in which Mr. Hurand is a member, and 161,479 common shares owned by a corporation in which Mr. Hurand is an officer and shareholder.

(7)
Includes 312,634 common shares owned by the pension and profit sharing trusts of BRT Realty Trust, REIT Management Corp. and Gould Investors, L.P., as to which Mr. Kalish has shared voting and investment power. Does not include 4,870 common shares owned by Mrs. Kalish, as to which shares Mr. Kalish disclaims beneficial interest and Mrs. Kalish has sole voting and investment power.

(8)
Does not include 1,221 common shares owned by Mrs. Lundy, as custodian for her children, as to which shares Mr. Lundy disclaims beneficial interest and Mrs. Lundy has sole voting and investment power.

(9)
This total is qualified by notes (3) through (8).

(10)
Includes an aggregate of 18,250 common shares which underlie options granted to our executive officers and trustees.

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares (Continued)

The BRT Realty Trust Incentive Plans

The 2009 Incentive Plan

        The following summary of the principal terms and provisions of the 2009 Incentive Plan is qualified in its entirety by the terms of the 2009 Incentive Plan, which is included as an exhibit to our filings with the SEC.

        The BRT Realty Trust 2009 Incentive Plan authorizes the grant of (i) options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; (ii) non-statutory stock options; (iii) restricted shares and (iv) performance based awards. The maximum number of common shares of beneficial interest, $3.00 par value per share, with respect to which awards may be granted under the 2009 Incentive Plan is 500,000 shares. As of September 20, 2010, 367,610 of our common shares remain available for issuance under the 2009 Incentive Plan.

        The 2009 Incentive Plan authorizes the discretionary grant of options intended to qualify as incentive stock options to officers, trustees and employees and the discretionary grant of other types of awards to officers, trustees, employees and consultants. The maximum number of common shares with respect to which options may be granted to any individual under the 2009 Incentive Plan during any calendar year is 40,000 and the maximum number of common shares with respect to which all other awards may be granted to any individual under the Plan during any calendar year is 30,000. The 2009 Incentive Plan will remain in effect, subject to the right of the board of trustees to terminate it earlier under certain circumstances, until all common shares subject to the 2009 Incentive Plan have been purchased or acquired pursuant to the provisions of the 2009 Incentive Plan. However, no awards of incentive stock options may be made after ten years from the effective date of the 2009 Incentive Plan.

        Our compensation committee may grant incentive stock options, non-statutory stock options, restricted shares or performance based awards, or any combination of the foregoing. Common shares will be made available from either our authorized but unissued shares or shares that have been issued but reacquired by us. Common shares related to awards that are forfeited, cancelled, terminated or expire unexercised will be available for grant under the 2009 Incentive Plan. We do not have a formal policy with respect to whether equity compensation should be in the form of stock options, restricted shares or performance based awards. However, for at least the last five years, no stock options have been awarded and we have only awarded shares of restricted shares. All restricted share awards made to date provide for a five-year "cliff" vesting. The compensation committee believes that restricted share awards with five-year "cliff" vesting provide a strong retention incentive for executives and employees, and better aligns the interests of our executive officers and employees, with that of our shareholders.

The 2003 Incentive Plan

        The BRT Realty Trust 2003 Incentive Plan was adopted in 2003 and authorized the grant of the following equity-based incentives ("Awards"): options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; non-statutory stock options; and restricted shares. The maximum number of Shares that may be subject to Awards granted under the 2003 Incentive Plan is 350,000 Shares. As of September 20, 2010, 347,750 restricted shares have been granted under the 2003 Incentive Plan, of which 88,560 shares have vested. No stock options have been granted under the 2003 Incentive Plan. No further awards may be made under the 2003 Incentive Plan.

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares (Continued)

Equity Compensation Plan Information

        The table below provides information as of September 20, 2010 with respect to our Common Shares that may be issued under the BRT Realty Trust 2003 Incentive Plan and the BRT Realty Trust 2009 Incentive Plan:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available- for future issuance under equity compensation plans— excluding securities reflected in column(a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	22,500	(1)	$7.16	367,610
Equity compensation plans not approved by security holders	—		—	—
Total	22,500	(1)	$7.16	367,610

(1)
Does not include 391,580 shares of restricted stock issued to officers, directors, employees and consultants. Each award of restricted shares vests five years from the effective date of the award, unless vesting is accelerated by our Compensation Committee and Board of Trustees under special circumstances. The 391,580 shares vest as follows: 37,850 shares in 2011; 40,925 shares in 2012; 62,805 shares in 2013; 125,400 shares in 2014; and 124,600 shares in 2015.

Purchase of Securities

        On March 10, 2008, we announced that our Board of Trustees authorized a program for us to repurchase up to 1,000,000 of our Common Shares in the open market from time to time. From July 31, 2010 through September 20, 2010, we have not made any purchases of our Common Shares under this program or otherwise. As of September 20, 2010, 624,243 common shares remain that may yet be purchased under the program.

Severance and Change of Control Agreements

        Neither our executive officers nor our employees have employment or severance agreements with us. They are "at will" employees who serve at the pleasure of our board of trustees.

        Except for provisions for accelerated vesting of awards of our restricted stock in a "change of control" transaction, we do not provide for any change of control protection for our executive officers, trustees or employees. Under the terms of each restricted share awards agreement, accelerated vesting occurs with respect to each person who has been awarded shares if (i) any person, corporation or other entity purchases our shares of stock for cash, securities or other consideration pursuant to a tender offer or an exchange offer, without the prior consent of our board, or (ii) any person, corporation or other entity shall become the "beneficial owner" (as such term is defined in Rule 13-d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly of our securities representing 20% or more of the combined voting power of our then outstanding securities ordinarily having the right to vote in the election of trustees, other than in a transaction approved by our board of trustees.

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares (Continued)

        In the event that a change of control occurred as of September 20, 2010, the restricted stock held by our named executives officers would have automatically vested and the value of each such officer's restricted stock, based upon the closing price of our stock on September 20, 2010, would have been as follows:

Name	Number of Shares of Unvested Restricted Stock Held as of September 20, 2010	Value of Outstanding Shares of Unvested Restricted Stock Upon a Change of Control at September 20, 2010 ($)(1)
Jeffrey A. Gould	25,600	132,096
George Zweier	12,900	66,564
Mitchell Gould	24,500	126,420
David W. Kalish	25,600	132,096
Mark H. Lundy	25,600	132,096

(1)
The per share closing price on the New York Stock Exchange for our common shares on September 20, 2010 was $5.16.

Compensation of Trustees

        Non-management members of our board of trustees are paid an annual retainer of $20,000. In addition, each member of the audit committee is paid an annual retainer of $5,000, the chairman of the audit committee is paid an additional annual retainer of $10,000, each member of the compensation committee is paid an annual retainer of $4,000, the chairman of the compensation committee is paid an additional annual retainer of $8,000, each member of the nominating and corporate governance committee is paid an annual retainer of $3,000 and the chairman of the nominating and corporate governance committee is paid an additional annual retainer of $4,000. Each non-management member of our board of trustees is also paid $1,200 for each board meeting and committee meeting attended in person and $750 for each board meeting and committee meeting attended by telephone conference. Each non-management member of our board of trustees was awarded 3,000 restricted common shares under the BRT Realty Trust 2003 Incentive Plan in fiscal 2009 and 3,000 restricted common shares under the BRT Realty Trust 2009 Incentive Plan in fiscal 2010. The restricted shares have a five year vesting period during which period the registered owner is entitled to vote and receive cash distributions on such shares. Non-management trustees who reside outside of the local area in which our executive office is located also receive reimbursement for travel expenses incurred in attending board and committee meetings.

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares (Continued)

        The following table sets forth the cash and non-cash compensation of trustees for the fiscal year ended September 30, 2009:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)(4)		Total ($)
Kenneth F. Bernstein*	24,350	25,150	(5)	8,913		58,413
Alan H. Ginsburg*	39,300	18,491	(6)	7,763		65,554
Fredric H. Gould	—	64,054	(7)	23,575	(8)	87,629
Matthew J. Gould	—	64,054	(7)	23,575	(9)	87,629
Louis C. Grassi*	49,050	24,760	(5)	8,913		82,723
Gary Hurand*	42,300	24,760	(5)	8,913		75,973
Jeffrey Rubin*	38,550	25,921	(5)	8,913		73,384
Jonathan H. Simon*	35,300	18,491	(6)	7,763		61,554
Elie Weiss*	24,800	6,327	(10)	5,175		36,302

*
Independent trustee

(1)
The compensation received by Jeffrey A. Gould, president, chief executive officer and a trustee of our company, is set forth in the Summary Compensation Table of our Annual Report on Form 10-K for the year ended September 30, 2009 and is not included in the above table.

(2)
Includes all fees earned or paid in cash for services as a trustee during fiscal 2009, including annual retainer and meeting fees and committee and committee chairmanship annual retainer and meeting fees.

(3)
Includes the amount expensed for financial statement reporting purposes for fiscal 2009 in accordance with SFAS 123(R). The table below shows the aggregate number of unvested restricted shares awarded to and held by the named trustees as of September 30, 2009:

Name	Unvested Restricted Shares
Kenneth F. Bernstein	7,750
Alan H. Ginsburg	6,750
Fredric H. Gould	20,500
Matthew J. Gould	20,500
Louis C. Grassi	7,750
Gary Hurand	7,750
Jeffrey Rubin	7,750
Jonathan H. Simon	6,750
Elie Weiss	4,500
(4)
Sets forth the cash dividends paid to trustees in fiscal 2009 on unvested restricted shares awarded under the BRT Realty Trust 2009 Incentive Plan.

(5)
On January 31, 2005, we awarded 1,000 restricted shares, with a grant date fair value of $23,550. On January 31, 2006, we awarded 1,000 restricted shares, with a grant date fair value of $25,130. On January 31, 2007, we awarded 1,250 restricted shares, with a grant date fair value of $35,688. On January 31, 2008, we awarded 1,500 restricted shares, with a grant date fair value of $23,535.

11. Interests of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares (Continued)

  On February 2, 2009, we awarded 3,000 restricted shares, with a grant date fair value of $12,150. Each share of restricted stock vests five years after the date of grant.

(6)
On January 31, 2006, we awarded 1,000 restricted shares, with a grant date fair value of $25,130. On January 31, 2007, we awarded 1,250 restricted shares, with a grant date fair value of $35,688. On January 31, 2008, we awarded 1,500 restricted shares, with a grant date fair value of $23,535. On February 2, 2009, we awarded 3,000 restricted shares, with a grant date fair value of $12,150. Each share of restricted stock vests five years after the date of grant.

(7)
On January 31, 2005, we awarded 2,900 restricted shares, with a grant date fair value of $68,295. On January 31, 2006, we awarded 2,800 restricted shares, with a grant date fair value of $70,364. On January 31, 2007, we awarded 2,800 restricted shares, with a grant date fair value of $79,940. On January 31, 2008, we awarded 4,000 restricted shares, with a grant date fair value of $62,760. On February 2, 2009, we awarded 8,000 restricted shares, with a grant date fair value of $32,400. Each share of restricted stock vests five years after the date of grant.

(8)
The table does not include the compensation paid to Mr. Fredric H. Gould in fiscal 2009 by REIT Management Corp., advisor to our company. See "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K for the year ended September 30, 2009 for a discussion of the compensation paid to Mr. Fredric H. Gould by our advisor in fiscal 2009.

(9)
The table does not include the compensation paid to Mr. Matthew J. Gould in fiscal 2009 by REIT Management Corp., advisor to our company. See "Certain Relationships and Related Transactions" in our Annual Report on Form 10-K for the year ended September 30, 2009 for a discussion of the compensation paid to Mr. Matthew J. Gould by our advisor in fiscal 2009.

(10)
On January 31, 2008, we awarded 1,500 restricted shares, with a grant date fair value of $23,535. On February 2, 2009, we awarded 3,000 restricted shares, with a grant date fair value of $12,150. Each share of restricted stock vests five years after the date of grant.

Recent Securities Transactions

        Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries have effected any transactions involving Shares during the 60 days prior to September 20, 2010, except as follows:

        Gould Investors L.P. purchased 2,500 Shares at $5.00 per Share on August 11, 2010, 1,000 Shares at $5.00 per Share on August 13, 2010, 200 Shares at $4.95 per Share on August 17, 2010, 47 Shares at $4.95 per Share on August 23, 2010, 500 Shares at $5.00 per Share on August 23, 2010; 1,000 Shares at $4.90 per Share on August 24, 2010, 1,753 Shares at $4.95 per Share on August 24, 2010, 100 Shares at $4.93 per Share on August 25, 2010 and 846 Shares at $4.95 per Share on August 25, 2010. On August 12, 2010, Perri Gould, one of Matthew J. Gould's children, purchased 200 Shares at $5.00 per Share and on August 13, 2010, Zachary Gould, one of Matthew J. Gould's children, purchased 200 Shares at $5.00 per Share. All of these transactions represent open market purchases effected through brokers.

12. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

        Our purchases of the Shares in the Offer will reduce our "public float" (the number of our Shares owned by non-affiliate shareholders and available for trading in the securities markets) and is likely to reduce the number of Shareholders. These reductions could result in lower prices for our Shares or reduced liquidity in the trading market for our Shares following completion of the Offer. As of September 20, 2010, we had issued and outstanding 14,080,186 Shares. Shareholders may be able to sell Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell Shares in the future.

        We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares in the Offer will cause the remaining outstanding Shares to be delisted from the NYSE. The Offer is conditioned upon our determination, based on our reasonable judgment, that it is not reasonably likely that the consummation of the Offer and the purchase of Shares will cause the remaining outstanding Shares to be delisted from the NYSE. See Section 7.

        Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares in the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13. Material United States Federal Income Tax Consequences.

        The following discussion is a summary of certain United States federal income tax consequences to our shareholders of an exchange of Shares for cash pursuant to the Offer. The discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations. Further, this summary assumes that shareholders hold their Shares as "capital assets" (generally, property held for investment) within the meaning of section 1221 of the Code and generally assumes that they did not receive their Shares through the exercise of employee Shares options or otherwise as compensation.

        As the following discussion does not discuss the tax consequences associated with a partnership or other entity treated as a partnership for United States federal income tax purposes holding Shares, a partnership holding Shares and partners in such partnership should consult their tax advisors about the United States federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.

        This summary is based on the Code and applicable United States Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

        We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the Offer or that any such position would not be sustained.

        As used herein, a "United States Holder" means a beneficial owner of Shares that is for United States federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to

13. Material United States Federal Income Tax Consequences. (Continued)

the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        As used herein, a "Non-United States Holder" means a beneficial owner of Shares that is not a United States Holder.

        EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

        Consequences to United States Holders.    An exchange of Shares for cash pursuant to the Offer will be a taxable transaction to a United States Holder for United States federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of Shares pursuant to the Offer is treated as a sale or exchange (as described below) of such Shares for United States federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder's "adjusted tax basis" for such Shares at the time of the sale. Generally, a United States Holder's adjusted tax basis for the Shares will be equal to the cost of the Shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder's holding period for the Shares that were sold exceeds one year as of the date we are treated as purchasing the Shares in the Offer for United States federal income tax purposes. In the case of a United States Holder that is an individual, trust or estate, the maximum rate of United States federal income tax applicable to net capital gain on Shares held for more than one year is generally 15%. A United States Holder's ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the Offer.

        A United States Holder's exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for United States federal income tax purposes pursuant to Section 302 of the Code if the sale:

  •
  results in a "complete termination" of the shareholder's interest in the Trust under Section 302(b)(3) of the Code;

  •
  is a "substantially disproportionate" redemption with respect to the shareholder under Section 302(b)(2) of the Code; or

  •
  is "not essentially equivalent to a dividend" with respect to the shareholder under Section 302(b)(1) of the Code.

        In determining whether any of these tests have been met, a United States Holder must take into account not only the Shares that the shareholder actually owns, but also the Shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a shareholder will be considered to own those Shares owned, directly or indirectly, by certain members of the shareholder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as Shares the shareholder has an option to purchase.

        One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of Shares for cash to be treated as a sale or exchange by that shareholder for United States federal income tax purposes. Due to the factual nature of these tests, shareholders should

13. Material United States Federal Income Tax Consequences. (Continued)

consult their tax advisers to determine whether the purchase of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

        Satisfaction of the "complete termination" and "substantially disproportionate" exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively.

  •
  A distribution to a shareholder will result in a "complete termination" of the shareholder's equity interest in the Trust if either (1) all of the Shares of the Trust actually and constructively owned by the shareholder are exchanged for cash pursuant to the Offer or (2) all of the Shares of the Trust actually owned by the shareholder are exchanged for cash pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of Shares of the Trust constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the "complete termination" test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver.

  •
  A distribution to a shareholder will be "substantially disproportionate" if both (i) the percentage of the outstanding voting Shares of the Trust actually and constructively owned by the shareholder immediately following the exchange of Shares for cash pursuant to the Offer (treating all Shares acquired by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting Shares of the Trust actually and constructively owned by the shareholder immediately before the exchange (treating as outstanding all Shares purchased in the Offer from the particular shareholder and all other shareholders) and (ii) the percentage of the outstanding common Shares of the Trust actually and constructively owned by the shareholder (determined based upon value) immediately following the exchange of Shares for cash pursuant to the Offer (treating all Shares acquired by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding Shares of the Trust actually and constructively owned by the shareholder (determined based upon value) immediately before the exchange (treating as outstanding all Shares purchased in the Offer from the particular shareholder and all other shareholders).

        A distribution to a shareholder is "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the shareholder's interest in the Trust. Whether a shareholder meets this test will depend on the shareholder's particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest (by vote and value) of a shareholder whose relative interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a "meaningful reduction." Shareholders should consult their tax advisers as to the application of this test to their particular circumstances.

        Contemporaneous dispositions or acquisitions of Shares of the Trust by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each shareholder should be aware that because proration may occur in the Offer, even if all the Shares of the Trust actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of the Shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a shareholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

        If a United States Holder's receipt of cash attributable to an exchange of Shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full

13. Material United States Federal Income Tax Consequences. (Continued)

amount of cash received by the United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder's Shares and will be treated as ordinary dividend income to the United States Holder to the extent of such shareholder's ratable share of our current or accumulated earnings and profits as determined under United States federal income tax principles. We have determined that we have no accumulated earnings and profits under United States federal income tax principles. Our current earnings and profits cannot be determined with certainty until after the end of our current fiscal year. As certain determinations will need to be made prior to the end of our current fiscal year, we will presume that our current earnings and profits exceed the amount of the distribution unless we have determined prior to the date the applicable determination must be made that our current earnings and profits will be less than the full amount of the distribution in accordance with applicable United States Treasury Regulations. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to United States federal income tax at a maximum rate of 15% with respect to such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder's adjusted tax basis in the Shares exchanged in the Offer. Any amount remaining after the United States Holder's adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the Shares for more than one year as of the date we are treated as purchasing the Shares in the Offer for United States federal income tax consequences. The redeemed shareholder's basis in the redeemed Shares (after any reduction as noted above) will be allocated to other Shares of the Trust held by the redeemed shareholder. The IRS has identified, as a tax shelter, certain stock redemption transactions that increase, through the application of the basis-shifting rules described in the preceding sentence, the basis of stock owned by a person other than the person whose stock was redeemed. In the case of transactions that are the same or similar to this tax shelter described by the IRS, the IRS may disallow the resulting basis shift or any losses or deductions resulting from the transaction. Various additional reporting requirements also apply with additional penalties possible. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their Shares.

        Consequences to Non-United States Holders.    Gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the transaction is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if a treaty applies, the gain is generally attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our Shares that are exchanged constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange more than 5% of such class of our Shares. Our Shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such Shares or (ii) the 5-year period ending on

13. Material United States Federal Income Tax Consequences. (Continued)

the date the Non-United States Holder exchanges such Shares pursuant to the offer. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests, as defined by the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and other assets used or held for use in a trade or business. We believe that we are not and have not been a United States real property holding corporation at any time during the past five years and do not expect to become one before our Shares are exchanged for cash pursuant to the Offer.

        If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of Shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder's Shares, rather than as a sale or exchange of such Shares. The treatment, for United States federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of Shares, and the reallocation of the basis of the redeemed Shares, will be determined in the manner described above (see "United States Federal Income Tax Consequences—Consequences to United States Holders"). To the extent that amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer are treated as a dividend and not as a tax-free return of capital or capital gain, such dividend will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Because satisfaction of the Section 302 tests and the treatment of a distribution as a dividend, tax-free return of capital or capital gain from the sale of Shares are dependent on matters of fact, we will presume (1) that the Section 302 tests are not satisfied and (2) that all amounts paid to Non-United States Holders in exchange for their Shares are dividend distributions unless we have determined prior to the payment that a lesser amount should be treated as a dividend distribution pursuant to applicable United States Treasury Regulations. (See the discussion above under "United States Federal Income Tax Consequences—Consequences to United States Holders" regarding the determination of the amount treated as a dividend distribution.) Accordingly, we will withhold from such amounts United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. See Section 3 "Procedures For Tendering Shares" with respect to the application of United States federal income tax withholding to payments made to Non-United States Holders.

        Amounts treated as dividends that are effectively connected with a Non-United States Holder's conduct of a trade or business in the United States or, if provided in an applicable income tax treaty, dividends that are attributable to a permanent establishment in the United States, are not subject to the United States federal withholding tax, but generally are instead taxed in the manner applicable to United States Holders, as described above. In that case, we will not have to withhold United States federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. See Section 3 "Procedures For Tendering Shares" with respect to these certification requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty.

        United States Federal Income Tax Backup Withholding.    See Section 3 "Procedures For Tendering Shares" with respect to the United States federal income tax backup withholding requirements.

13. Material United States Federal Income Tax Consequences. (Continued)

        THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14. Certain Legal Matters; Regulatory Approvals.

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Offer. In the event that any such approval or other action be required, our current intent is that we would seek that approval or other action. If we were to seek any such approval or action, we might be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to a number of conditions, which are described in detail in Section 7.

15. Extension of the Offer; Termination; Amendment.

        We expressly reserve the right to extend the period of time during which the Offer is open for any reason and in our sole discretion, and, as a result, delay acceptance for payment of, and payment for, any Shares at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred. If we choose to extend this period, we will do so by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

        In addition, we expressly reserve the right, in our sole discretion (i) to terminate the Offer and reject for payment and not pay for any Shares not yet accepted for payment or paid for or (ii) subject to applicable law, to postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 7. In either case, we will do so by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). We may amend the Offer at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform

15. Extension of the Offer; Termination; Amendment. (Continued)

shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

        If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.

        If (a) we (i) increase or decrease the price or be paid for the Shares, (ii) increase the number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer and (b) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date on which such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the Offer will be extended until the expiration of such period of ten business days. For the purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, New York City time.

16. Fees and Expenses.

        We have retained Phoenix Advisory Partners to act as Information Agent in connection with the Offer. As Information Agent, Phoenix Advisory Partners may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. Phoenix Advisory Partners, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        We have retained American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. American Stock Transfer & Trust Company, LLC, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders should consult their brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of BRT, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5 and in the Letter of Transmittal.

16. Fees and Expenses. (Continued)

        Certain BRT officers and employees may render services in connection with the Offer but they will not receive any additional compensation for such services.

17. Financial Information.

        Not Applicable.

18. Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares in the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

        Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning BRT.

        You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your Shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this document or in the related Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

BRT Realty Trust
September 22, 2010

BRT Realty Trust

September 22, 2010

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

By Mail:	By Hand or Overnight Courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Phoenix Advisory Partners
110 Wall Street, 27th floor
New York, NY 10005
Banks and Brokers Call: (347) 578-1396
Call Toll Free: (800) 576-4314